Exhibit 5.1

Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

September 18, 2025

ProCap Financial, Inc.
600 Lexington Avenue, Floor 2
New York, New York 10022

Ladies and Gentlemen:

We have acted as legal counsel to ProCap Financial, Inc., a Delaware corporation (the “Company”), and ProCap BTC, LLC, a Delaware limited liability company (“ProCap BTC”), in connection with the Registration Statement on Form S-4, initially publicly filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 18, 2025 pursuant to the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as the same may be amended or supplemented, is hereafter referred to as the “Registration Statement”), in connection with that certain Business Combination Agreement, dated as of June 23, 2025, as amended (the “Business Combination Agreement,” and such transactions contemplated thereby, the “Business Combination”), by and among the Company, Columbus Circle Capital Corp I, a Cayman Island exempted company (“CCCM”), Crius SPAC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“SPAC Merger Sub”), Crius Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Company Merger Sub”), ProCap BTC, and Inflection Points Inc d/b/a Professional Capital Management, a Delaware corporation (“Inflection Points”). Pursuant to the Business Combination Agreement, and subject to the terms and conditions set forth therein, at least one business day prior to the closing (the “Closing”) of the Business Combination, CCCM will de-register from the Register of Companies in the Cayman Islands by way of continuation and re-register in the State of Delaware so as to become a Delaware corporation (the “Conversion”), and upon the Closing, SPAC Merger Sub will merge with and into CCCM, with CCCM continuing as the surviving entity (the “SPAC Merger”) and Company Merger Sub will merge with and into ProCap BTC, with ProCap BTC continuing as the surviving entity (the “Company Merger”, and together with SPAC Merger, the “Mergers”).

As consideration for the SPAC Merger, each outstanding security of CCCM immediately prior to the effective time of the SPAC Merger shall automatically be cancelled in exchange for the right to receive substantially equivalent securities of the Company and the holders of public shares of CCCM (“Public Shares” and the holders of such Public Shares, the “Public Shareholders”) immediately prior to the SPAC Merger who do not redeem their Public Shares will receive 15% of the total number of Adjustment Shares that may be issued pursuant to the Business Combination Agreement, subject to a maximum of 7,103,905 Adjustment Shares. “Adjustment Shares” refers to a number of shares of common stock, par value $0.001 per share, of the Company (“Pubco Stock”) equal to (i) the product of (A)(I) the quotient obtained by dividing (x) the price of one Bitcoin as determined by the average of the CME CF Bitcoin Reference Rate - New York Variant for the ten (10)-day period ending on the third (3rd) business day prior to the date of Closing, subject to a maximum price of $200,000, by (y) $104,333.56496866 (II) minus 1, multiplied by (B) $516.5 million, divided by (ii) $10.00.

As consideration for the Company Merger, (a) the holders of the preferred units of ProCap BTC (the “Preferred Members”) will receive 1.25 shares of Pubco Stock for each issued and outstanding preferred unit of ProCap BTC (the “Preferred Units”) and 85% of the total number of Adjustment Shares that may be issued pursuant to the Business Combination Agreement, and (b) the holders of the common units of ProCap BTC (the “Common Members”) will receive one share of Pubco Stock for each issued and outstanding common unit of ProCap BTC (the “Common Units”). As a result of the Business Combination, CCCM and ProCap BTC will become wholly-owned subsidiaries of the Company, and the Company will become a publicly traded company, all in accordance with applicable law and upon the terms and subject to the conditions set forth in the Business Combination Agreement.

Pursuant to the Business Combination Agreement, the Company agreed to issue (i) up to 34,038,333 shares of Pubco Stock to existing shareholders of CCCM (excluding the Adjustment Shares), (ii) 10,000,000 shares of Pubco Stock to the Common Members, (iii) 64,562,500 shares of Pubco Stock to Preferred Members (excluding the Adjustment Shares) and (iv) up to 47,359,365 Adjustment Shares (collectively, the “Shares”).

Additionally, each of the then issued and outstanding warrants representing the right to purchase Class A ordinary shares of CCCM, par value $0.0001 per share, will convert into the right to purchase one share of Pubco Stock (the “Warrants”), on substantially the same terms and conditions set forth in the warrant assignment, assumption and amendment agreement between Continental Stock Transfer & Trust Company (the “Warrant Agent”), CCCM and the Company, a copy of which is filed as Exhibit 4.7 to the Registration Statement (the “Amended Warrant Agreement”, and together with the Business Combination Agreement, the “Transaction Documents”), to be dated as of the Closing.

We have reviewed originals or copies of the Registration Statement, the proxy statement/prospectus included in the Registration Statement, and the Transaction Documents, and such other corporate records, agreements and documents of the Company, certificates or comparable documents of public officials and officers of the Company and have made such other investigations as we have deemed necessary as a basis for the opinions set forth below.

In such examination, we have assumed:

(a)	the genuineness of all signatures;
(b)	the legal capacity of natural persons;
(c)	the authenticity of all items submitted to us as originals;
(d)	the conformity with originals of all items submitted to us as copies and the authenticity of the originals of such copies;
(e)	as to matters of fact, the truthfulness of the representations made in certificates or comparable documents of public officials and officers of the Company;
(f)	Prior to effecting the Conversion: (i) the Registration Statement (including all necessary post-effective amendments), will have become effective under the Securities Act; (ii) the shareholders of the Company will have approved, among other things, the Business Combination Agreement and the Conversion, including the certificate of incorporation of CCCM (the “Interim Charter”), the amended and restated certificate of incorporation of the Company (the “Pubco Charter”), and the amended and restated bylaws of the Company (the “Pubco Bylaws”), the equity incentive plan of the Company, and the issuance of the Pubco Stock in compliance with the applicable provisions of Nasdaq Rule 5635; and (iii) all other necessary action will have been taken under the applicable laws of the Cayman Islands to authorize, approve and permit the Conversion, and any and all consents, approvals and authorizations from applicable Cayman Islands and other governmental and regulatory authorities required to authorize and permit the Conversion will have been obtained;

(g)	The Interim Charter, in the form attached as Annex B to the Registration Statement, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the Delaware Secretary of State in accordance with Sections 103 and 388 of the Delaware General Corporation Law (the “DGCL”), that no other certificate or document, other than the Certificate of Corporate Domestication (the “Certificate of Domestication”), has been, or prior to the filing of the Interim Charter will be, filed by or in respect of the Company with the Delaware Secretary of State and that the Company will pay any fees and other charges required to be paid in connection with the filing of the Interim Charter;
(h)	The Certificate of Domestication will be duly authorized and executed and thereafter be duly filed with the Delaware Secretary of State in accordance with Sections 103 and 388 of the DGCL, that no other certificate or document, other than the Interim Charter, has been, or prior to the filing of the Certificate of Domestication will be, filed by or in respect of the Company with the Delaware Secretary of State and that the Company will pay any fees and other charges required to be paid in connection with the filing of the Certificate of Domestication;
(i)	The Pubco Charter, in the form attached as Annex D to the Registration Statement, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the Delaware Secretary of State and have become effective in accordance with Sections 103 and 388 of the DGCL as of the Closing, that no other certificate or document, other than the Interim Charter and the Certificate of Domestication, has been, or prior to the filing of the Pubco Charter will be, filed by or in respect of the Company with the Delaware Secretary of State and that the Company will pay any fees and other charges required to be paid in connection with the filing of the Pubco Charter;
(j)	The Pubco Bylaws, in the form attached as Annex E to the Registration Statement, without alteration or amendment (other than identifying the appropriate date), will become effective upon the Closing; and
(k)	Neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Warrants (i) conflicts or will conflict with the Interim Charter, the Pubco Bylaws, or the Pubco Charter, (ii) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject, (iii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, (iv) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined-on Law (as defined below)), or (v) requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule, or regulation of any jurisdiction.

As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Shares, when issued, will have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and will be validly issued, fully paid, and nonassessable.
2.	The Warrants, when issued in the manner contemplated in the Transaction Documents, and assuming the due authorization, execution and delivery of the Transaction Documents and the Warrants by the Warrant Agent, will constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms, under the laws of the State of New York, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.	Upon the Closing, at the Effective Time (as defined in the Business Combination Agreement), the shares of Pubco Stock issuable upon exercise of the Warrants, when issued and paid for upon exercise of the Warrants in accordance with the terms thereof and in the manner contemplated in the Transaction Documents, will have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and will be validly issued, fully paid and nonassessable.

Our opinion is limited to the DGCL and laws of the State of New York (the “Opined-on Law”) and we do not express any opinion herein concerning any other law. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. This opinion letter speaks only as of its date.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Reed Smith LLP

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